Contacts: West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Financial Dynamics Julie Huang/Theresa Kelleher (212) 850-5600 wst@fd-us.com

Exhibit 99.1

WEST PHARMACEUTICAL SERVICES, INC. FOURTH QUARTER AND 2005 ANNUAL RESULTS

- Full Year Record Sales of $700 million and Earnings Per Share of $1.39 –

- Fourth Quarter Record Sales of $196 million produce Earnings Per Share of $0.39 -

- Company to Host Conference Call at 9:00 a.m. EDT -

Lionville, PA, February 21, 2006 – West Pharmaceutical Services, Inc. (NYSE: WST), the world’s premier manufacturer of components and systems for injectable drug delivery, today announced the results of operations for the three months and full year ended December 31, 2005, reporting record sales in each period. Full year sales from continuing operations were $699.7 million, which includes $106.6 million from businesses acquired in 2005, compared to $541.6 million in 2004. Net income from continuing operations for the year was $45.2 million, or $1.39 per diluted share, compared to $33.5 million, or $1.09 per diluted share in 2004.

Sales from continuing operations were $195.6 million in the fourth quarter, compared to $142.0 million in the 2004 quarter, a $53.6 million increase, of which $46.1 million was attributed to businesses acquired in 2005. Net income from continuing operations was $12.9 million in the fourth quarter, or $0.39 per diluted share, compared to $7.3 million, or $0.23 per diluted share in the fourth quarter of 2004. An improved sales mix offset the impact of raw material cost increases in the Pharmaceutical Systems segment and, along with a lower than expected annual tax rate, resulted in improved earnings per share above the Company’s expectations at the beginning of the quarter.

“We finished 2005 on a strong note,” said Donald E. Morel, Jr., Ph.D. West’s Chairman and Chief Executive Officer. “The year began with a range of open issues, including getting the new Kinston facility back to full capacity, completing the divestiture of our drug delivery business, and the further effects of 2004 surge orders for Teflon® and B-2 products on sales. We begin 2006 with these questions and the integration of our 2005 acquisitions largely behind us. We expect that our recent acquisitions will be solidly accretive, that we will see continued growth in our other businesses, and that we will achieve 15% to 20% growth in earnings per share in 2006, even as we increase our investments in our infrastructure and new product development.”

Business Segments

As previously announced, the businesses of Monarch Laboratories, acquired in February 2005, and Medimop Medical Projects, acquired in August 2005, are included in the Pharmaceutical Systems segment. West’s plastics molding and assembly business - formerly a part of the Pharmaceutical Systems segment - has been combined with the acquired Tech Group business and the results for the combined businesses are being reported as a single business segment under the Tech Group name.

Pharmaceutical Systems Business Segment

In the Pharmaceutical Systems business segment, strong sales and gross margin improvements offset the negative effects of currency and higher SG&A costs to yield a $3.0 million increase in operating profit. For the fourth quarter, reported sales in the segment grew 9.5% to $136.4 million, and gross profit in the segment was $44.0 million, or 32.3% of sales, compared to $124.6 million of sales, $36.2 million of gross profit, or 29.1% of sales, in the 2004 period. $3.6 million of the fourth quarter 2005 sales were from businesses acquired during 2005 and currency translation reduced reported sales by $4.5 million when compared with the prior year quarter. Product line sales improvements were principally in components for pre-filled syringes and IV containers. Geographically, all international operations reported significant gains, led by European sales gains that totaled $5.9 million net of an adverse currency effect of $5.3 million. Fourth quarter sales in the Americas were substantially unchanged from the same quarter in 2004.

The 3.2 percentage point improvement in the segment’s gross margin was a result of production efficiencies, higher margin products and services in the Monarch Labs and Medimop Medical Projects businesses, which were acquired in 2005, and lower workers compensation costs. Operating improvements at the new Kinston, NC facility have eliminated the $2.2 million of additional production costs (or 1.8 margin percentage points) that had been attributed to start-up-related inefficiencies at the facility in the fourth quarter of 2004. Selling, general and administrative costs were $21.7 million, compared to $17.0 million in the 2004 period, with increases in sales and product support staffing and incentive compensation costs, and included $1.1 million relating to the Medimop acquisition, and $0.7 million of project spending on market research and “lean” process initiatives. Operating profit in the segment was $22.2 million, up from $19.2 million in the 2004 quarter.

The Tech Group Business Segment

The Tech Group segment consists of the Tech Group businesses in the US, Mexico, Puerto Rico and Ireland, which were acquired in May 2005, and West’s pre-existing US plastics molding and assembly business. Segment sales were $61.4 million in the fourth quarter, up from $19.3 million in the prior year, with the acquisition accounting for the increase. Sales in the pre-existing business were slightly lower, as increased sales of dairy and juice container closures were offset by lost sales associated with the 2004 closing of the segment’s UK plastics molding facility. The acquired business sales of $42.5 million compared favorably to $32.4 million of sales in the comparable pre-acquisition period. Fourth quarter sales included $1.1 million of pre-production revenues associated with Pfizer’s Exubera® Inhalation Powder product, which was approved for marketing by both the US Food and Drug Administration and the European Medicines Agency in January 2006. Sales growth was due to stronger sales of surgical device components, insulin pens and contact lens cases.

SG&A in the segment was $4.8 million, compared to $1.4 million in the prior year quarter, the entire increase being the result of the inclusion of the acquired Tech Group businesses in the 2005 period.

Corporate and Other Costs

Corporate and other costs were $3.2 million in the fourth quarter of 2005, down from $6.9 million in the same quarter last year. The reduction is principally the effect of a quarterly decline in the Company’s share price on stock-based compensation plans. Share price also impacted separately disclosed charges associated with the Company’s restricted stock, stock option and employee stock purchase plans. Final restructuring costs associated with the closure of a UK plastics molding facility were $0.2 million in the fourth quarter, compared to $0.9 million in the 2004 period.

The Company’s net interest expense increased by a $1.9 million ($0.04 per diluted share, after tax) compared to the fourth quarter of 2004 due to acquisition-related borrowing and higher short-term US interest rates. Primarily as a result of acquisitions, total debt stood at $281 million at year end, compared to $160.8 million at the end of 2004, and debt was 45.4% of total capital, compared to 34.8% at the prior year end.

The fourth quarter 2005 earnings of affiliates increased by $0.2 million ($0.01 per diluted share, after tax), to $0.5 million, primarily as a result of improvements in our Mexico affiliate.

The annual effective tax rate on continuing operations was reduced to 28.8% in the fourth quarter from an estimated 31.8% at the end of the third quarter. The reduction was primarily a result of a $2.3 million reduction of prior years’ reserves for potential tax disputes and allowances for doubtful realization of future tax benefits, net of the $1.5 million tax charge associated with a large repatriation of earnings from foreign affiliates during 2005. Reserves for prior years were reduced primarily as a result of the closing of certain of those periods to further tax adjustments. The repatriation-related tax charge, including $0.3 million in the fourth quarter, was reduced by $2.4 million as a result of a revised estimate of realizable 2005 foreign tax credit carry forward items.

2006 Guidance

The following forward-looking information is being provided as a convenience to investors. The projections are based upon numerous assumptions, which West Pharmaceutical Services believes to be reasonable but many of which the Company cannot control. Consequently, actual results may differ materially from the guidance and objectives described below. Further, the guidance and objectives provided below assume the continued growth and success of West’s existing business, including the businesses acquired in 2005. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the Safe Harbor Statement that follows.

West now expects to earn between $1.60 and $1.70 per diluted share in 2006, based on expected sales of between $810 and $830 million, representing approximately 16% to 19% growth over 2005 sales. Excluding the acquisitions made in 2005 from both periods, revenue growth in 2006 is expected to be between 6% and 8%. Including the revenues of businesses acquired in 2005 from the beginning of 2005, growth is expected to be between 10% and 12%.

Commenting on expectations, Dr. Morel said “Consistent with our prior guidance, we see percentage growth in Pharmaceutical Systems continuing in the mid to high single digits. We expect increasing sales of pharmaceutical packaging components while disposable device component sales remain relatively flat. Similarly, we expect more rapid growth and a better mix of business in the Tech Group, including Exubera devices, which should result in gross margin and operating income improvements in the segment. While we continue to face challenges in raw material costs, we believe 2006 will be a more stable operating period and that our recent price increases together with our lean manufacturing initiatives will mitigate cost pressures.”

The following table sets forth the range of expectations by business unit for 2006, as well as the range of relative profitability on underlying product and service sales. The Company’s guidance is based on its current expectations regarding 2006 and does not take account of the full range of potential variability in sales dollars, volume or mix.

Segment Sales category	2005 Sales	2006 Sales Range* (millions)	Expected 2006 Gross Margin %	Gross Margin % Range
Pharmaceutical Systems Packaging and Device Components Lab, Tooling & Development Services	$538.3	$580 to $600 $560 to $575 $20 to $25	32%	18% to 50% 5% to 50%
Tech Group Molded/Assembled Product Sales Tooling & Development Services	$170.1	$230 to $240 $200 to $210 $30 to $40	16.5%	12 to 35% 0% to 5%
Consolidated*	$699.7	$810 to $830	27.6%
* Consolidated sales eliminate inter-segment items and 2006 range total include risk adjustments

The Company’s guidance includes the effects of: $0.10 to $0.17 per diluted share of after-tax operating profit from expected sales of Exubera Inhalation Powder devices; a planned $4 million to $6 million increase in research and new product development spending; a $4 million annual increase in pension expense; the impact on recurring interest expense of reducing interest rates on $100 million of long-term debt from 6.8% to 4.3%; an effective tax rate of 30.5%; and, dilution from an approximately one million share net increase in shares outstanding.

The Company’s guidance does not include the effects, if any, of: significant additional increases to raw material costs, other than the research spending noted above; any measurable change in the relationship of SG&A to sales; the effects of currency valuation changes, particularly the Euro, which is reflected in the Company’s estimate at $1.22 per Euro; an anticipated first quarter 2006 pre-tax charge of $6.0 million from a “make whole” payment on the early retirement of $100 million of 6.81% Notes due April 2009; the impact of changes in Company share price on compensation costs; or any subsequent acquisitions.

Conference Call

Management from West Pharmaceutical Services will host a conference call to discuss these results today at 9:00 am Eastern Time. The call will be broadcast live over the Internet and can be accessed at the Company’s website, www.westpharma.com.

About West Pharmaceutical Services

West Pharmaceutical Services, Inc. is the world’s premier manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. West’s customers include the world’s leading pharmaceutical, biotechnology, generic drug and medical device producers. Headquartered in Lionville, Pennsylvania, West Pharmaceutical Services supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at http://www.westpharma.com.

Safe Harbor Statement

This press release contains some forward-looking statements that set forth anticipated results based on management’s plans and assumptions. Such statements give our current expectations or forecasts of future events – they do not relate strictly to historical or current facts. In particular, these include statements concerning future actions, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings and financial results. We have tried, wherever possible, to identify such statements by using words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or condition.

We cannot guarantee that any forward-looking statement will be realized. If known or unknown risks or uncertainties materialize, or if underlying assumptions are inaccurate, actual results could differ materially from past results and those expressed or implied in any forward-looking statement. You should bear this in mind as you consider forward-looking statements. We cannot predict or identify all such risks and uncertainties, but factors that could cause the actual results to differ materially from expected and historical results include the following: sales demand; timing and commercial success of customers’ products incorporating our products and services, including specifically, the Exubera® Inhalation-Powder insulin device; our ability to pass raw-material cost increases on to customers through price increases; maintaining or improving production efficiencies and overhead absorption; constraints on manufacturing capacity in the face of anticipated demand; the availability of labor to meet increased demand; competition from other providers; the successful integration of acquired businesses; average profitability, or mix, of products sold in a reporting period; financial performance of unconsolidated affiliates; strength of the U.S. dollar in relation to other currencies, particularly the Euro, UK Pound, Danish Krone, Japanese Yen and Singapore Dollar; interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials and key bought-in components; raw-material price escalation, particularly petroleum-based raw materials, and energy costs; and availability and pricing of materials that may be affected by vendor concerns with exposure to product-related liability.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.